News Release
For Immediate Release

Contact: Rob Crowl, CFO: 856-690-4233, RCrowl@sunnb.com

Sun Bancorp, Inc. Announces Loan Sale

VINELAND, N.J., December 15, 2010 /PRNewswire-FirstCall/ -- Sun Bancorp, Inc. (Nasdaq: SNBC) reported that it has completed the sale of $87 million of commercial real estate loans to a group of investors. The loans had a book balance of $77 million and included $68 million of non-accrual loans.  Net proceeds totaled $54 million and Sun expects to incur a loss of approximately $25 million after expenses and commissions in the quarter ending December 31, 2010 resulting from the sale.

“As previously stated, strengthening the balance sheet is our number one priority,” said President and CEO Thomas X. Geisel.  “Problem loan resolution is a process that requires looking at each situation individually and assessing it for either workout or sale.  We believe that selling these loans was the best course of action for the Company.”

Keefe, Bruyette & Woods, Inc. acted as marketing and sale advisor to Sun Bancorp, Inc. in connection with this transaction.

About Sun Bancorp, Inc.

Sun Bancorp, Inc. (Nasdaq: SNBC) is a $3.6 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through more than 60 locations in New Jersey. Sun National Bank has been named one of Forbes "Most Trustworthy Companies" for five years running. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

Forward-Looking Statements

Sun Bancorp, Inc. • 226 Landis Avenue • Vineland, NJ • 08360
(856) 691-7700 • www.sunnb.com • Member FDIC • Equal Housing Lender

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions. Actual results may differ materially from the results discussed in the forward-looking statements because such statements involve certain risks and uncertainties.  Additional information on these risks can be found in the Company's filings with the Securities and Exchange Commission.

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Sun Bancorp, Inc. • 226 Landis Avenue • Vineland, NJ • 08360
(856) 691-7700 • www.sunnb.com • Member FDIC • Equal Housing Lender